Exhibit 10.1

DIRECTORS' DEFERRED COMPENSATION PLAN

ARTICLE I - Definitions

1.1    "Plan" means the Directors' Deferred Compensation Plan of First National Bank of Pulaski, as described in this instrument, effective January 1, 2001, and thereafter.

1.2     "Bank" means First National Bank of Pulaski, a Tennessee Bank or a successor bank thereafter.

1.3    "Director" means a Director of the Bank or of any division, subsidiary or affiliate of the Bank who is eligible to become a participant in the Plan under Paragraph 2.13 hereof.

1.4    "Fiscal Year" means the fiscal year of the Bank as established from time to time.

1.5    "Participant" means a person who is selected to participate in the Plan and has executed the Adoption Agreement as required by Paragraph 2.7 hereof.

1.6    "Deferred Compensation" means the portion of a participant's compensation for any fiscal year, or part thereof, that has been deferred pursuant to the Plan.

1.7    "Termination of Service" or similar expression means the termination of the participant as a Director of the Bank or any division, subsidiary or affiliate thereof. A participant who is on temporary leave of absence, whether with or without pay, shall not be deemed to have terminated his service. Total disability, whether temporary or permanent, as defined herein, shall not be considered termination of service.

1.8    "Total Disability" whether temporary or permanent as used herein shall mean disability resulting from bodily injury, provided same is not self-inflicted, or disease that prevents a Participant from engaging in any occupation for compensation, or profit which disability has existed continuously for at least six months.

1.9    "Normal Retirement Date" as used herein means the date specified in Paragraph E of the Adoption Agreement. That date shall be the May 1 following the attainment of age 70.

ARTICLE II

2.1    Deferred Compensation. Each Director of the Bank or of any division, subsidiary or affiliate of the Bank selected to participate in the Plan may have a portion of his Directors' Fees to be received by him during each fiscal year deferred in accordance with the terms and conditions of the Plan. The amount of such fees that may be so deferred shall not exceed the amount indicated in the attached hereto Exhibit "I" (Adoption Agreement).

2.2    Continued Service. (a) Each Participant in the Plan shall continue as a Director of the Bank under terms mutually agreed upon between the Bank and the Participant, from time to time, until the Participant reaches his Normal Retirement Date or until such date as may be mutually agreed upon, or until his prior death or total and permanent disability, as herein defined, or until consent of the Bank to his early retirement. Any payments under this Plan shall be independent of, and in addition to, those under any other plan, program or agreement which may be in effect between the Bank and the Participant. This Plan and the Adoption Agreement attached hereto as Exhibit "I" shall not be construed as a contract of employment, nor do either restrict the right of the shareholders of the Bank to remove the Participant as a Director, or the right of the Participant to resign as a Director. (b) In the event of a Participant's total disability which results in the Participant's no longer receiving compensation, Participant will be relieved of the payment of the deferral amount, if any. However, the Participant will receive full retirement or death benefits to the same extent as if the Participant had continued to defer the full deferral amount, if any, up to the time of Participant's death or retirement.

2.3    Pre-Retirement Death Benefits. (a) If a Participant dies before his Normal Retirement Date as specified in Paragraph E of the Adoption Agreement while serving as a Director of the Bank, the Bank will pay to his beneficiary(ies) the monthly benefit stated in Paragraph F of the Adoption Agreement. (b) If a Participant resigns as a Director of the Bank before his Normal Retirement Date for any reason except retirement, and dies prior to his Normal Retirement Date, the Participant's beneficiary(ies) will receive a monthly benefit for a total of 180 months. The amount of such benefit will be based on the percentage as defined in Paragraph 2.6 and payable as a percentage of the amount stipulated in Paragraph F of the Adoption Agreement. In no event will this stated Pre-Retirement Death Benefit be greater than that specified in Paragraph F of the Adoption Agreement.

       All payments to be made pursuant to this Paragraph 2.3 shall commence thirty (30) days following the death of the Participant.

2.4    Post-Retirement Income and Death Benefits. Upon a Participant attaining his Normal Retirement Date, whether or not he then retires, the Bank will pay him the monthly benefits stated in Paragraph G of the Adoption Agreement. Payments hereunder shall commence the month following the Normal Retirement Date as specified in Paragraph E of the Adoption Agreement.

      If the Participant dies prior to receiving 180 monthly payments in the amount specified in Paragraph G of the Adoption Agreement, the Participant's Beneficiary(ies) shall continue to receive such monthly payments in a like amount until the benefits provided for therein have been paid in full. If such Participant has received at least 180 monthly payments in the amount specified in Paragraph G of the Adoption Agreement prior to such Participant's death, no further benefits shall be due hereunder.

2.5    Suicide or Misrepresentation. Notwithstanding any other provisions of this Plan, no benefits shall be payable hereunder to a Participant's beneficiary if the Participant's death occurs as a result of a suicide, while sane or insane, within two years after (i) the date of said Participant's execution of the Adoption Agreement and/or (ii) the date of any subsequent change in the Benefits for said Participant.

       Should the Bank decide to purchase keyman life insurance for its sole benefit to cover the financial risk the Bank has under this agreement and the insurance carrier denies a death claim because of misrepresentations on the insurance application by the Participant, no Pre-Retirement Death benefits will be payable under this agreement.

2.6    Early Termination. If the Participant's service as a Director of the Bank is terminated for reasons other than death or total and permanent disability prior to his Normal Retirement Date, with or without cause or voluntarily or involuntarily, and if the Participant's termination was not due to fraudulent or dishonest conduct by the Participant, and if he is then living, Participant shall receive a pro-rata portion of the Post-Retirement Benefit provided for in Paragraph G of the Adoption Agreement as follows:

Years served on the Board of the Bank
after effective date of the Plan.

----------------Divided by----------------		Post Retirement
	X	Benefit stated in
Years Director would have been		Paragraph G of the
on the Board of the Bank after the		Adoption Agreement
effective date of the Plan if he had
continued to serve on the Board
until his Normal Retirement Date
as specified in Paragraph E of the
Adoption Agreement.

       Payments due hereunder shall commence the month following the Normal Retirement Date as specified in Paragraph E of the Adoption Agreement.

2.7    Requirements for Participants. In order to participate herein, the Directors of the Bank selected to participate by the Bank shall execute an Adoption Agreement in the form attached hereto as Exhibit "I", and if the Bank desires to purchase keyman life insurance on the Participant's life for its sole benefit, the Participant must cooperate so that the Bank may obtain a valid insurance contract.

2.7.1    Attendance Requirements. Each participant in the plan can be absent from up to three regularly scheduled board meetings during any given fiscal year without any reduction in plan benefits. If a participant is absent more than three meetings for reasons other than illness, disability or rescheduled meetings the participant must reimburse the bank during that year an amount equal to the average monthly deferral for each meeting missed. Should the participant fail to reimburse the bank the benefits to be paid at retirement or to the participant's beneficiary(ies) in the event of a pre-retirement death will be reduced to reflect the benefit that would have been paid if a lesser deferral amount had been made in the year in which the excessive absences occurred.

2.8    Beneficiary. Each Participant shall have the right to designate a Primary and Contingent Beneficiary entitled to receive the benefits payable upon death on behalf of such Participant under the provisions of this Plan. The Participant may change or revoke such designation in writing.

2.9    Unfunded Plan. No Participant or any other person shall have any interest in any fund or in any specific asset or assets of the Bank by reason of any amounts due him hereunder, nor any right to receive any distribution under the Plan except as and to the extent expressly provided in the Plan. Nothing in the Plan shall be deemed to give any subsidiary or affiliate of the Bank rights to participate in the Plan, except in accordance with the provisions of the Plan. All benefits provided for hereunder and all other amounts deferred, if any, hereunder are completely unsecured and are payable only out of the general assets of the Bank. The Bank shall be under no obligation whatsoever to purchase or maintain any life insurance policy or annuity contract or in any other manner provide the benefits or fund its obligations under this Plan.

2.10    Nonassignability. Neither the Participant nor the Participant's spouse, nor their heirs or legatees shall have any right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable.

2.11    Rights of Bank to Terminate the Plan. The Bank shall have the right to terminate this Plan at any time. Each Participant in the Plan shall receive future benefits in the same manner and amount as he would have received had he terminated his service as a Director on the date the Plan is terminated; or, at the election of the Bank, the Participant may receive a lump sum cash payment in an amount to be determined by the Bank but in no event to be less than the total compensation deferred by the Participant. Anything herein to the contrary notwithstanding, should the Bank elect to terminate the Plan it shall be obligated to continue to pay all benefits provided for hereunder to all Participants or their beneficiaries, as the case may be, who have died or retired and who have become entitled to receive same in accordance with the terms of the Plan.

2.12    Relation to Other Plans. Any benefits payable under this Plan shall not be deemed salary or compensation to any Participant for the purpose of computing benefits to which he may be entitled under any pension or profit-sharing plan or other similar plan or arrangement of the Bank for the benefit of its Participants.

2.13    Administration. The Board of Directors of the Bank shall have full power and authority to administer this Plan. No member of the Board shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own willful misconduct or lack of good faith. The Directors shall, from time to time, establish eligibility requirements for participation in the Plan and rules for the Administration of the Plan that are not inconsistent with the provisions of the Plan.

2.14    Amendment. The Board of Directors of the Bank reserves the right to amend this Plan in such manner as it, in its sole discretion, may deem necessary and proper.

2.15    Law Governing. This Plan shall be construed in accordance with and governed by the laws of the State of Tennessee.

2.16    Facility of Payment. Payment hereunder to the Participant or his or her beneficiary pursuant to this Plan shall fully discharge the Bank from all claims or liabilities with respect to such payments unless, before such payment is made, the Bank has received, at its principal place of business, written notice by or on behalf of some other persons who claim to be entitled to such payments or some part thereof. In the event the Participant is deceased and a Court of competent jurisdiction has entered a final order with respect to his or her estate, payment of such money, or portions thereof, if any be due, pursuant to the terms of the judgment shall likewise fully protect the Bank making such payment unless, before such payment is made, written notice of a claim or adverse claim is received in the manner provided above.

2.17    Effect of Merger, Etc. The Bank shall not merge, consolidate, or combine with any other business entity unless and until the succeeding or continuing bank expressly assumes and confirms the duties and obligations of the Bank under this Plan unless such merger or consolidation is required by a regulatory agency having the authority to require the Bank to take such action.